Exhibit 5.1

May 10, 2011

Omeros Corporation

1420 Fifth Avenue, Suite 2600

Seattle, Washington 98101-2347

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Omeros Corporation, a Washington corporation (the “Company”), in connection with the registration of the offer and sale of up to 4,427,562 (or such other amount as expressly provided in Section 2.13 of the Purchase Agreement (as defined below)) shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-169856) filed on October 8, 2010 and declared effective by the Securities and Exchange Commission on October 18, 2010 (the “Registration Statement”).

The Shares may be issued to Azimuth Opportunity, Ltd., an international business company incorporated under the laws of the British Virgin Islands (“Azimuth”), pursuant to the Common Stock Purchase Agreement, dated as of May 10, 2011, by and between the Company and Azimuth (the “Purchase Agreement”) upon the terms and subject to the conditions set forth in the Purchase Agreement.

We have examined copies of the Purchase Agreement and the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Securities, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

Omeros Corporation

May 10, 2011

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about May 10, 2011, for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati WILSON SONSINI GOODRICH & ROSATI Professional Corporation